Exhibit 99.2

Quality Distribution, Inc. Announces Launch of

Public Offering of Common Stock

Tampa, FL – February 1, 2011

Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality”) announced today the launch of a public offering of approximately 4,000,000 shares of its common stock. Quality is offering for sale to the public 2,000,000 shares of its common stock and certain affiliates of Apollo Management, L.P. (“Apollo”) are offering for resale to the public approximately 2,000,000 shares of Quality’s common stock owned by them. Apollo will grant to the underwriters of the common stock offering an option to purchase up to 600,000 shares of additional common stock, exercisable solely to cover over-allotments. Quality intends to use the net proceeds from the shares that it plans to sell in this offering to retire or repay existing indebtedness. Quality will not receive any proceeds from the sale of the shares by the selling stockholders in this offering.

The offering will be made under Quality’s registration statement on Form S-3 filed with the Securities and Exchange Commission. The book-running managers for the offering are Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and RBC Capital Markets, LLC. The co-managers for the offering are BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Stifel, Nicolaus & Company, Incorporated, Cantor Fitzgerald & Co., Moelis & Company LLC, SunTrust Robinson Humphrey, Inc., Ladenburg Thalmann & Co. Inc. and Sterne, Agee & Leach, Inc.

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This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor does it constitute an offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful. The offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from Credit Suisse Prospectus Department, One Madison Avenue, New York, New York 10010 or by contacting Quality Distribution, Inc., 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida 33610, Attn: Corporate Secretary.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk tank truck network in North America through its wholly owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly owned subsidiary, Boasso America Corporation. Quality Carriers’ network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, and on the industries in which we operate in particular; recent turmoil in credit and capital markets; access to available and reasonable financing on a timely basis; the availability of diesel fuel; adverse weather conditions; competitive rate fluctuations; our substantial leverage and restrictions contained in our debt arrangements and interest rate fluctuations in our floating rate indebtedness; the cyclical nature of the transportation industry due to various economic factors such as excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; changes in demand for our services due to the cyclical nature of our customers’ businesses; potential disruption at U.S. ports of entry; our dependence on affiliates and owner-operators and our ability to attract and retain drivers; the loss of one or more of our major customers or a material reduction in the services we perform for such customers; our ability to effectively manage terminal operations that are converted from company-operated to affiliate; changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry; our material exposure to both historical and changing environmental regulations and the increasing costs relating to environmental compliance; our liability as a self-insurer to the extent of our deductibles, as well as our ability or inability to reduce our claims exposure through insurance due to changing conditions and pricing in the insurance marketplace; the cost of complying with existing and future anti-terrorism security measures enacted by federal, state and municipal authorities; the potential loss of our ability to use net operating losses to offset future income; increased unionization, which could increase our operating costs or constrain operating flexibility; changes in senior management; our ability to successfully manage workforce restructurings; our ability to successfully identify acquisition opportunities, consummate such acquisitions and integrate acquired businesses; potential future impairment charges; changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses; and interests of Apollo, our largest shareholder, which may conflict with your interests. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the preliminary prospectus supplement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Joseph Troy Executive Vice President and Chief Financial Officer 800-282-2031 ext. 7195